K-TRON INTERNATIONAL, INC.	NEWS
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com
EXHIBIT 99.1

For Release:	Immediately

Contact:	Robert E. Wisniewski, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311	E-mail: rwisniewski@ktron.com

K-TRON REPORTS SECOND QUARTER 2009 RESULTS

STRONG CASH FLOW PRODUCES $6.531 MILLION INCREASE IN CASH AND $2.602 MILLION REDUCTION IN DEBT DURING THE QUARTER

Pitman, New Jersey - - August 10, 2009 - -  K-Tron International, Inc. (NASDAQ-GS: KTII) today reported net income of $5.258 million and diluted earnings per share (“EPS”) of $1.82 for its fiscal second quarter ended July 4, 2009.  This represented a 26.5 percent decrease in net income and a 26.9 percent decrease in diluted EPS from the same period in 2008.  Revenues were $50.037 million in this year’s second quarter, a decline of 16.9 percent from last year.  These results reflected weaker sales and unfavorable foreign currency exchange rates compared to 2008’s second quarter, which was the best quarter in the Company’s history, while net income and EPS were also adversely affected by a higher effective income tax rate this year (35.5 percent versus 28.5 percent in last year’s second quarter).

For the first half of 2009, K-Tron reported net income of $9.705 million, diluted EPS of $3.37 and revenues of $99.723 million, compared to net income of $12.809 million, diluted EPS of $4.47 and revenues of $117.608 million in the first half of 2008.  The percentage decreases in 2009 versus the prior year were 24.2 percent for net income, 24.6 percent for EPS and 15.2 percent for revenues.

The Company noted that if the average foreign currency exchange rates for the second quarter and first six months of 2008 were applied to the same periods of 2009, the Company’s revenues would have decreased approximately 14.7 percent for the second quarter of 2009 instead of 16.9 percent and 12.7 percent for the first six months of 2009 instead of 15.2 percent.   The differences were primarily due to a stronger U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s second quarter and first half compared to the same periods last year.

“K-Tron posted a good second quarter performance in a challenging global environment,” said the Company’s Chairman and Chief Executive Officer, Edward B. Cloues, II.  “While our net income and EPS were well below last year’s record numbers, both were up 18.2 percent over the first quarter of this year on a less than one percent increase in revenues.  We have worked hard to control costs, and our success in this effort is reflected in our improved second quarter results versus the first quarter.

Our global employee headcount is down nearly 10 percent from the beginning of the year, and we have also implemented selective furloughs and shorter work schedules in our operations most affected by lower volumes.”

Mr. Cloues commented that the Company’s order backlog declined by $6.242 million, or 10.4%, in the second quarter on a constant foreign currency exchange basis, and, looking ahead, he said that “K-Tron does not expect any recovery in 2009 in many of its key markets.  As a result, we have extended our existing worldwide salary and wage freeze through the end of the first quarter of 2010, and the salaries of our five executive officers have been reduced by 8 percent for the second half of this year.  With these and the other aggressive cost actions we have taken, we believe that the Company is well-positioned to continue to deliver good earnings and cash flow despite the tough conditions we still face.”

Mr. Cloues also highlighted a significant increase in cash and a substantial reduction in debt during the second quarter, noting that cash grew by $6.531 million to a record $49.644 million while debt was paid down by $2.602 million to $20.0 million.  As a result, the Company had cash in excess of debt of $29.644 million at the end of the second quarter.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.

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SAFE HARBOR
Certain statements in this release, including those with respect to economic conditions and prospects and also profit and cash flow expectations, relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause the actual results of K-Tron International, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “believe,” “would,” “expect,” “should” and other similar words and phrases often identify forward-looking statements made on behalf of the Company.  It is important to note that actual results of the Company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, (i) adverse changes in general economic conditions; (ii) adverse changes in the industries the Company serves, including plastics compounding, base resin production, food, pharmaceutical, chemical, power generation, mining, pulp and paper, wood and forest products and biomass energy generation; (iii) the Company’s ability to manage its costs; (iv) the Company’s ability to generate cash from operations and manage its liquidity needs; (v) material adverse changes in customers’ access to liquidity and capital; (vi) currency exchange or interest rate changes; (vii) epidemic diseases; (viii) changes in laws, regulations and tax rates; and (ix) other general economic, business and financing conditions and factors described in more detail in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.  We do not undertake to update our forward-looking statements to reflect events or circumstances after the date hereof.

(Financial Data Follows)

  K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Revenues	$50,037	$60,210	$99,723	$117,608
Operating income	$8,436	$10,256	$15,409	$18,791
Interest expense, net	(282)	(246)	(594)	(625)
Income before income taxes	8,154	10,010	14,815	18,166
Income taxes	2,896	2,852	5,110	5,357
Net income	$5,258	$7,158	$9,705	$12,809
Basic earnings per share	$1.87	$2.62	$3.46	$4.70
Diluted earnings per share	$1.82	$2.49	$3.37	$4.47
Weighted average number of common shares outstanding (basic)	2,816,000	2,733,000	2,808,000	2,725,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,891,000	2,877,000	2,879,000	2,868,000